EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 11, 2019, relating to our audit of the financial statements of Success Entertainment Group International, Inc. as of December 31, 2018, appearing in the Form 10-K Annual Report dated April 15, 2019, filed by Success Entertainment Group International, Inc.

/s/ Yichien Yeh, CPA

Oakland Gardens, New York

April 22, 2019